EXHIBIT 21


                           Subsidiaries of the Company


Name                              Percent Ownership       State of Incorporation
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Regan Holding Corp.                   (parent)
Legacy Marketing Group                (100%)                    California
Legacy Financial Services, Inc.       (100%)                    California
Legacy Advisory Services, Inc.        (100%)                    California
Legacy Reinsurance Company            (100%)                    Arizona
Imagent Online, LLC                   (100%)                    Delaware
Concept Strategies, Inc.              (100%)                    Iowa
Values Financial Network, Inc.        (100%)                    Delaware